Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

February 8, 2008

The Reader’s Digest Association, Inc.
9% Senior Subordinated Notes due 2017
Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for The Reader’s Digest Association, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and exchange of up to $600,000,000 aggregate principal amount of new 9% Senior Subordinated Notes due 2017 (the “Exchange Notes”) for a like aggregate principal amount of outstanding 9% Senior Subordinated Notes due 2017, which have certain transfer restrictions (the “Original Notes”).  The Exchange Notes are to be issued pursuant to the Indenture dated as of March 2, 2007 (the “Indenture”), among the Company, the subsidiary guarantors named therein (the “Subsidiary Guarantors”) and The Bank of New York, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:  (a) the Indenture and the form of Exchange Note included therein, (b) the Certificate of Incorporation of the Company, as amended, (c) the By-Laws of the Company, as amended, and (d) resolutions adopted by the Board of Directors of the Company on March 2, 2007.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.    The Exchange Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).  In expressing the opinion set forth in this paragraph 1, we have assumed, with your consent, that the form of the Exchange Notes will conform to that included in the Indenture.

2.    Assuming the due authorization, execution and delivery of the respective guarantees by each Subsidiary Guarantor, each such guarantee will constitute the legal, valid and binding obligation of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

3.    Assuming the due authorization, execution and delivery of the Indenture by each Subsidiary Guarantor, the Indenture constitutes a legal, valid and binding obligation of the Company and the Subsidiary Guarantors enforceable against the Company and the Subsidiary Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

With respect to the opinions set forth herein, we express no opinion as to any provision of the Indenture, the Exchange Notes or the related guarantees that relates to the waiver of rights to jury trial.  We also express no opinion as to (i) the enforceability of the provisions of the Indenture, the Exchange Notes or the related guarantees to the extent such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law as provided for in the Indenture, the Exchange Notes or the related guarantees.  We also note that insofar as any provision in the Indenture, the Exchange Notes or the related guarantees provides for indemnification, the enforceability thereof may be limited by public policy considerations.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of Iowa, Washington or Wisconsin.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of the Exchange Notes” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are furnishing this opinion to you, solely for your benefit.  This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ CRAVATH, SWAINE & MOORE LLP

The Reader’s Digest Association, Inc.

Reader’s Digest Road

Pleasantville, New York 10570-7000